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                                                                    Exhibit 99.1

LIBERTY MEDIA CORPORATION                                               [LOGO]
THIRD QUARTER EARNINGS RELEASE

--------------------------------------------------------------------------------

IMPORTANT NOTICE: Liberty Media Corporation ("Liberty") (NYSE: L, LMC.B) CEO, John Malone, and President, Robert Bennett, will discuss Liberty's earnings release in a conference call which will begin at 10:30 a.m. (ET) November 9, 2005. The call can be accessed by dialing (913) 981-4911 or (800) 819-9193 at least 10 minutes prior to the start time. Replays of the conference call can be accessed from 1:30 p.m. (ET) on November 9, 2005 through 5:00 p.m. (ET) November 16, 2005, by dialing (719) 457-0820 or (888) 203-1112 plus the pass code
9393240#. The call will also be broadcast live across the Internet. To access the web cast go to http://www.libertymedia.com/investor_relations/default.htm. Links to this press release will also be available on the Liberty Media web site.

Englewood, Colorado - On November 9, 2005, Liberty filed its Form 10-Q with the Securities and Exchange Commission for the three months ended September 30, 2005. The following release is being provided to supplement the information provided to investors in Liberty's Form 10-Q as filed with the SEC.

Liberty is a holding company which, through its ownership of interests in subsidiaries and other companies, is primarily engaged in the electronic retailing, media, communications and entertainment industries.

In 2004, Liberty had organized its businesses into three groups - Interactive Group, Networks Group and Corporate and Other. On July 21, 2005, Liberty spun off its newly formed subsidiary, Discovery Holding Company (DHC). DHC's assets are comprised of Liberty's 100% ownership interest in Ascent Media Group, Inc., which was included in its Interactive Group, its 50% ownership interest in Discovery Communications, Inc. (DCI), which was included in its Networks Group and $200 million in cash. After completion of this spin off, Liberty now operates and analyzes its businesses individually, rather than combining them with other businesses into groups.

Liberty has identified the following businesses, which were privately held entities owned by or in which Liberty held an interest at September 30, 2005, as its reportable segments:

o    QVC, Inc., a consolidated, 98.4% owned subsidiary; and
o Starz Entertainment Group LLC (SEG), a consolidated, wholly-owned subsidiary.

As a supplement to Liberty's consolidated statements of operations included in its third quarter 10-Q, the following is a presentation of financial information on a stand-alone basis for the foregoing privately-held assets.

Unless otherwise noted, the following discussion compares financial information for the three months ended September 30, 2005 to the same period in 2004. Please see page 7 of this press release for the definition of operating cash flow and a discussion of management's use of this performance measure. Schedule 1 to this press release provides a reconciliation of Liberty's consolidated segment operating cash flow for its operating segments to consolidated earnings from continuing operations before income taxes and minority interests. Schedule 2 to this press release provides a reconciliation of the operating cash flow for each privately held entity presented herein to that entity's operating income for the same period, as determined under GAAP. Certain prior period amounts have been reclassified for comparability with the 2005 presentation.


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QVC
QVC's revenue and operating cash flow increased 14% and 13%, respectively.

QVC's domestic revenue and operating cash flow increased 11% and 12%, respectively. The domestic revenue increase was attributed to increased sales to existing subscribers primarily in the areas of accessories and jewelry. The domestic operations shipped approximately 25.8 million units during the quarter, an increase of 7%. The average selling price increased 5% from $41.60 to $43.69. QVC.com sales as a percentage of domestic sales grew from 15% in the third quarter of 2004 to 17% in 2005. The domestic operating cash flow margin remained flat from the prior period due to efficiencies in call handling and staffing, lower telecommunication expenses and an increase in the mix of internet sales offset by a slight decrease in gross margins.

QVC's international operations experienced positive results for the quarter due to a combination of greater sales to existing subscribers as well as new subscriber growth offset slightly by unfavorable foreign currency exchange rates. Revenue from international operations increased 21% as a result of a strong performance from each of the international divisions. Excluding the effect of exchange rates, the international revenue increased 22%. Primarily as a result of the sales increase, the operating cash flow of the international operations increased from $61 million to $71 million, or 16%. The international cash flow margin decreased from 17% to 16% due to a decrease in the gross margin percentage partially offset by greater leverage of operating expenses. The decrease in gross profit margins was due to changes in initial margins, product mix and inventory obsolescence requirements. Excluding the effect of exchange rates, QVC's international operating cash flow increased 17%.

QVC's outstanding debt balance was $800 million at September 30, 2005.


SEG
SEG's revenue remained flat at $245 million while operating cash flow decreased 24% to $47 million. Revenue remained flat primarily due to an increase of 13.2 million subscription units, or 8%, from the third quarter of 2004 offset by a decrease in revenue from Comcast as a result of the new affiliation agreement entered into during the second quarter of 2005.

SEG's average subscription units, which represent the number of SEG services that are purchased by cable, direct-to-home ("DTH") satellite providers and other distribution media customers, increased 11% for the first nine months of 2005, compared to the first nine months of 2004. However, total period-end subscription units increased 4% from December 31, 2004 to September 30, 2005, and period-end subscription units increased less than 1% during the third quarter of 2005. SEG believes that the lower percentage increase in subscription units in 2005 was due to a number of factors including (1) certain cable operators shifting their focus and marketing expenditures away from the addition of premium video subscribers to promotion of other services; (2) a loss of subscribers due to the hurricane damage in the Gulf Coast region; and (3) a slow down in the conversion of cable subscribers to DTH satellite subscribers.

SEG's operating expenses increased 8%. The increases were due primarily to higher programming costs, which increased from $140 million for the three months ended September 30, 2004 to $161 million in 2005, partially offset by decreases in S,G&A expenses. The programming increases were due to higher costs per title as a result of new rate cards for movie titles under certain of its license agreements and an increase in the percentage of first-run movie exhibitions utilized (which have a relatively higher cost per title) as compared to the number of library product exhibitions utilized in the third quarter of 2005. Also affecting operating expenses were costs related to a streaming Internet movie service that SEG began developing in the second quarter of 2004. Operating expenses (primarily an allocation of programming costs) for this initiative for the three months ended September 30, 2005 and 2004 aggregated $17 million


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and $4 million, respectively. Such operating expenses do not include any overhead allocations. The increase in costs allocated to the Internet movie service in 2005 is due to the fact that such service was not launched until July 1, 2004. Prior to that time all programming costs were attributed to SEG's television movie service. S,G&A expenses decreased primarily due to lower sales and marketing expenses as national marketing campaign activity in the third quarter of 2005 was lower than the same period in 2004. As a result of this reduction and the new affiliation agreement with Comcast, sales and marketing expenses decreased $5 million for the three months ended September 30, 2005. Operating cash flow decreased due to flat revenue and increased expenses.















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FAIR VALUE OF PUBLIC HOLDINGS AND DERIVATIVES

--------------------------------------------------------------------------------------------------------------
                                                                       September      June 30,      September
(AMOUNTS IN MILLIONS AND INCLUDE THE VALUE OF DERIVATIVES)             30, 2005         2005         30, 2004
                                                                     ------------ -------------- -------------
News Corporation                                                       $   8,122         8,374          8,037
InterActiveCorp                                                        $   1,755         3,325          3,048
Expedia (1)                                                            $   1,371             -              -
Non Strategic Public Holdings                                          $   7,897         8,441          8,160
--------------------------------------------------------------------------------------------------------------

(1) Represents fair value of Liberty's investment in Expedia. In accordance with GAAP, Liberty accounts for this investment using the equity method of accounting and includes this investment in its consolidated balance sheet at cost.


CASH AND DEBT
The following presentation is provided to separately identify cash and liquid investments and debt information.

--------------------------------------------------------------------------------------------------------------
                                                                      September       June 30,      September
(AMOUNTS IN MILLIONS)                                                  30, 2005         2005         30, 2004
                                                                     ------------- ------------- -------------
CASH AND CASH RELATED INVESTMENTS:
Consolidated Cash (GAAP)                                               $   1,709         1,376          1,259
Consolidated Short-Term Investments (1)                                       11             6             27
Consolidated Long-Term Marketable Securities (2)                             366           100            412
                                                                     ------------- ------------- -------------
     TOTAL CONSOLIDATED CASH AND LIQUID INVESTMENTS (3)                $   2,086         1,482          1,698
                                                                     ============= ============= =============
DEBT:
Senior Notes and Debentures (4)                                        $   4,808         4,833          6,745
Senior Exchangeable Debentures (5)                                         4,588         4,588          4,588
Other                                                                        908           910             95
                                                                     ------------- ------------- -------------
     TOTAL DEBT                                                        $  10,304        10,331         11,428
Less:  Unamortized Discount Attributable To Call Option Obligations       (2,223)       (2,246)        (2,310)
       Unamortized Discount                                                  (19)          (18)           (22)
                                                                     ------------- ------------- -------------
     CONSOLIDATED DEBT (GAAP)                                          $   8,062         8,067          9,096
                                                                     ============= ============= =============

--------------------------------------------------------------------------------------------------------------

(1) Represents short-term marketable debt securities which are included in other current assets in Liberty's consolidated balance sheet.
(2) Represents long-term marketable debt securities which are included in investments in available-for-sale securities and other cost investments in Liberty's consolidated balance sheet.
(3) Cash and liquid investments of Ascent Media Group, Inc. have been excluded for all periods as these assets were spun off as part of DHC.
(4) Represents face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
(5) Represents face amount of Senior Exchangeable Debentures with no reduction for the unamortized discount attributable to the embedded call option obligation.

Liberty's Total Consolidated Cash and Liquid Investments increased $604 million and Total Debt remained flat compared to June 30, 2005. Total Consolidated Cash and Liquid Investments increased due to proceeds from the expiration of certain equity collars and cash flows from operations of Liberty's subsidiaries which were partially offset by the $200 million cash contribution related to the Discovery Holding Company spin off and interest expense.


                                       4
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2005 OUTLOOK

QVC - 2005 GUIDANCE UNCHANGED

The following estimates assume primarily, among other factors, that product mix, foreign currency exchange rates and domestic growth rates are consistent with the first nine months of 2005, and international growth rates experience a slight slowdown compared to prior years.

For full year 2005 versus 2004, QVC operating results are expected to increase as follows:

o    Revenue by low double digits %.
o    Operating cash flow by mid teens %.
o    Operating income by mid teens %.


SEG - 2005 GUIDANCE UNCHANGED

The following estimates assume, among other factors, that SEG continues to experience positive trends under its affiliation agreements, SEG's distributors continue to see growth in digital subscribers consistent with that experienced in 2004, the quantity and the timing of receipt of output product from the studios does not materially change from that experienced in 2004, and Starz subscription units continue to increase. These estimates further assume that SEG's 2005 programming costs increase between $100 million and $120 million over amounts expensed in 2004.

Operating income guidance has been modified to reflect better estimates of certain non-cash adjustments. This increase does not reflect a fundamental change in the performance of the business.

For full year 2005, SEG operating results are expected as follows:

o    Revenue between $1,000 and $1,050 million.
o    Operating cash flow between $150 and $170 million.
o    Operating income between $100 and $120 million.


Liberty disclaims any obligation or undertaking to disseminate any updates to the foregoing guidance to reflect any change in Liberty's expectations with regard thereto.



OUTSTANDING SHARES

At September 30, 2005, there were approximately 2.802 billion outstanding shares of L and LMC.B and 78 million shares of L and LMC.B reserved for issuance pursuant to warrants and employee stock options. At September 30, 2005, there were 13 million options that had a strike price that was lower than the closing stock price. Exercise of these options would result in aggregate proceeds of approximately $48 million.


                                       5
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OTHER EVENTS:

MICHAEL GEORGE NAMED PRESIDENT AND CHIEF EXECUTIVE OFFICER OF QVC, INC.
On October 28, 2005, Liberty announced the appointment of Michael George to the post of President and Chief Executive Officer of QVC, Inc. Mr. George will assume the role of President on December 1st and, after a four month transition period, will become the Chief Executive Officer. He will replace Doug Briggs who, as previously announced, is retiring.

Mr. George most recently served as the Chief Marketing Officer and General Manager of the U.S. Consumer Business of Dell, Inc. in Austin, Texas. In his role as the head of Dell's US Consumer Business, Mr. George had full responsibility for all Dell products and services sold into the home and home office markets. Mr. George also held general management responsibilities over Dell.com, one of the largest worldwide eCommerce sites. As Dell's Chief Marketing Officer, Mr. George was responsible for building the Dell Brand on a global basis, across consumer, corporate, public and small business markets. Prior to joining Dell in March, 2001 Mr. George spent over 16 years with McKinsey & Co where, as a Senior Partner, he led the North America Retail, General Merchandise and Hospitality Industry Group. Mr. George received a Bachelor of Arts degree from Northwestern University and earned a Masters of Business Administration degree from the Kellogg Graduate School of Management at Northwestern University.



CERTAIN STATEMENTS IN THIS PRESS RELEASE MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE OPERATING BUSINESSES OF LIBERTY INCLUDED HEREIN OR INDUSTRY RESULTS, TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS INCLUDE, AMONG OTHERS:
THE RISKS AND FACTORS DESCRIBED IN THE PUBLICLY FILED DOCUMENTS OF LIBERTY, INCLUDING THE MOST RECENTLY FILED FORM 10-Q OF LIBERTY; GENERAL ECONOMIC AND BUSINESS CONDITIONS AND INDUSTRY TRENDS INCLUDING IN THE ADVERTISING AND RETAIL MARKETS; SPENDING ON DOMESTIC AND FOREIGN ADVERTISING; THE CONTINUED STRENGTH OF THE INDUSTRIES IN WHICH SUCH BUSINESSES OPERATE; CONTINUED CONSOLIDATION OF THE BROADBAND DISTRIBUTION AND MOVIE STUDIO INDUSTRIES; UNCERTAINTIES INHERENT IN PROPOSED BUSINESS STRATEGIES AND DEVELOPMENT PLANS; CHANGES IN DISTRIBUTION AND VIEWING OF TELEVISION PROGRAMMING, INCLUDING THE EXPECTED DEPLOYMENT OF PERSONAL VIDEO RECORDERS AND IP TELEVISION AND THEIR IMPACT ON TELEVISION ADVERTISING REVENUE AND HOME SHOPPING NETWORKS; INCREASED DIGITAL TELEVISION PENETRATION AND THE IMPACT ON CHANNEL POSITIONING OF OUR NETWORKS; RAPID TECHNOLOGICAL CHANGES; FUTURE FINANCIAL PERFORMANCE, INCLUDING AVAILABILITY, TERMS AND DEPLOYMENT OF CAPITAL; AVAILABILITY OF QUALIFIED PERSONNEL; THE DEVELOPMENT AND PROVISION OF PROGRAMMING FOR NEW TELEVISION AND TELECOMMUNICATIONS TECHNOLOGIES; CHANGES IN, OR THE FAILURE OR THE INABILITY TO COMPLY WITH, GOVERNMENT REGULATION, INCLUDING, WITHOUT LIMITATION, REGULATIONS OF THE FEDERAL COMMUNICATIONS COMMISSION, AND ADVERSE OUTCOMES FROM REGULATORY PROCEEDINGS; ADVERSE OUTCOMES IN PENDING LITIGATION; CHANGES IN THE NATURE OF KEY STRATEGIC RELATIONSHIPS WITH PARTNERS AND JOINT VENTURES; COMPETITOR RESPONSES TO SUCH OPERATING BUSINESSES' PRODUCTS AND SERVICES, AND THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, INCLUDING ACCEPTANCE OF THE PRICING OF SUCH PRODUCTS AND SERVICES; AND THREATENED TERRORIST ATTACKS AND ONGOING MILITARY ACTION, INCLUDING ARMED CONFLICT IN THE MIDDLE EAST AND OTHER PARTS OF THE WORLD. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS RELEASE. LIBERTY EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO DISSEMINATE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN TO REFLECT ANY CHANGE IN LIBERTY'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.


Contact:  John Orr (720) 875-5622


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SUPPLEMENTAL INFORMATION

As a supplement to Liberty's consolidated statements of operations, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for the two largest privately held businesses (QVC, Inc. and Starz Entertainment Group LLC) owned by or in which Liberty held an interest at September 30, 2005.

Please see below for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2005 and 2004 of operating cash flow to operating income, as determined under GAAP, for each identified entity.


QUARTERLY SUMMARY

----------------------------------------------------------------------------------------------------------
(AMOUNTS IN MILLIONS)                                3Q05        2Q05        1Q05       4Q04       3Q04
                                                  ---------- ------------ ---------- ----------- ---------
QVC, INC. (98.4%)
Revenue - Domestic                                  $ 1,039       1,034      1,025       1,347        932
Revenue - International                                 436         445        439         476        360
                                                  ----------- ----------- ---------- ----------- ---------
Revenue - Total                                     $ 1,475       1,479      1,464       1,823      1,292
                                                  ----------- ----------- ---------- ----------- ---------
OCF - Domestic                                      $   235         248        241         334        210
OCF - International                                      71          76         82          77         61
                                                  ----------- ----------- ---------- ----------- ---------
OCF - Total                                         $   306         324        323         411        271
                                                  ----------- ----------- ---------- ----------- ---------
Operating Income                                    $   179         193        200         290        153
Gross Margin - Domestic                               36.5%       38.0%      37.3%       36.8%      36.8%
Gross Margin - International                          35.3%       36.7%      38.2%       34.0%      37.6%
Homes Reached - Domestic                               90.5        89.9       89.1        88.4       87.8
Homes Reached - International                          70.3        69.8       68.2        66.0       64.8
                                                  ----------- ----------- ---------- ----------- ---------

STARZ ENTERTAINMENT GROUP LLC (100%)
Revenue                                             $   245         258        254         248        245
OCF                                                 $    47          47         48          46         62
Operating Income (Loss)                             $    35          36         36           1         46
Subscription Units - Starz!                            13.9        14.1       14.0        14.1       13.7
Subscription Units - Encore                            25.3        24.9       24.5        24.5       23.9
Subscription Units - Thematic Multiplex & Other       141.3       140.0      135.3       134.2      129.7
                                                  ----------- ----------- ---------- ----------- ---------
Subscription Units - Total (1)                        180.5       179.0      173.8       172.8      167.3
                                                  ----------- ----------- ---------- ----------- ---------

----------------------------------------------------------------------------------------------------------

(1) SEG - SUBSCRIPTION UNITS: Total subscription units represent the number of SEG services which are purchased by cable, DTH and other distribution media customers.




NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for each of the privately held entities of Liberty included herein together with a reconciliation of that non-GAAP measure to the privately held entity's operating income, determined under GAAP. Liberty defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation). Operating cash flow, as defined by Liberty, excludes depreciation and amortization, stock and other equity-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.


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Liberty believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because operating cash flow is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for a reconciliation of consolidated segment operating cash flow to consolidated earnings from continuing operations before income taxes and minority interest (Schedule 1) and a reconciliation, for our two largest consolidated subsidiaries, of each identified entity's operating cash flow to its operating income calculated in accordance with GAAP (Schedule 2).

LIBERTY MEDIA CORPORATION

SCHEDULE 1

The following table provides a reconciliation of consolidated segment operating cash flow to earnings from continuing operations before income taxes and minority interest for the three months ended September 30, 2005 and 2004.

-------------------------------------------------------------------------------------------------------------
(AMOUNTS IN MILLIONS)                                                                   3Q05          3Q04
                                                                                     ------------ -----------
QVC                                                                                    $    306         271
SEG                                                                                          47          62
Corporate & Other                                                                             3         (13)
                                                                                     ------------ -----------
     CONSOLIDATED SEGMENT OPERATING CASH FLOW                                          $    356         320
                                                                                     ============ ===========


Consolidated segment operating cash flow                                                    356         320
Stock compensation                                                                          (15)         (6)
Depreciation and amortization                                                              (162)       (162)
Interest expense                                                                           (149)       (150)
Share of earnings of affiliates                                                               4           -
Realized and unrealized gains (losses) on financial instruments, net                       (332)        239
Gains on dispositions of assets, net                                                          -         389
Nontemporary declines in fair value of investments                                          (68)          -
Other, net                                                                                   51           3
                                                                                     ------------ -----------
       EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY     $   (315)        633
         INTEREST
                                                                                     ============ ===========

-------------------------------------------------------------------------------------------------------------


                                       8

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LIBERTY MEDIA CORPORATION

SCHEDULE 2

The following tables provide reconciliation, for our two largest consolidated subsidiaries, of operating cash flow to operating income calculated in accordance with GAAP for the three months ended September 30, 2005, June 30, 2005, March 31, 2005, December 31, 2004 and September 30, 2004, respectively.

-----------------------------------------------------------------------------------------------
(AMOUNTS IN MILLIONS)                     3Q05       2Q05        1Q05       4Q04        3Q04
                                        ---------- ---------- ----------- ---------- ----------
QVC, INC. (98.4%)
Operating Cash Flow                       $  306        324        323         411        271
Depreciation and Amortization               (117)      (114)      (115)       (113)      (110)
Stock Compensation Expense                   (10)       (17)        (8)         (8)        (8)
                                        ---------- ---------- ----------- ---------- ----------
     OPERATING INCOME                     $  179        193        200         290        153
                                        ========== ========== =========== ========== ==========

STARZ ENTERTAINMENT GROUP LLC (100%)
Operating Cash Flow                       $   47         47         48          46         62
Depreciation and Amortization                (12)       (11)       (12)        (22)       (14)
Stock Compensation Expense                    --         --         --         (23)        (2)
                                        ---------- ---------- ----------- ---------- ----------
     OPERATING INCOME                     $   35         36         36           1         46
                                        ========== ========== =========== ========== ==========

-----------------------------------------------------------------------------------------------


                                       9